EXHIBIT 99.1

Crown Media Holdings Announces Operating Results

for Second Quarter of 2006

STUDIO CITY, California. — August 9, 2006 - Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the three and six months ended June 30, 2006.

Operating Highlights for the Quarter

•                  Revenue growth.  Crown Media’s net revenue in the second quarter of 2006 increased 11% to $50.5 million, from $45.7 million in the prior year’s second quarter. Advertising revenues for the quarter totaled $43.5 million, an increase of 14% from the second quarter of 2005.   Subscriber fee revenues increased 52% to $6.4 million as free carriage periods expired for certain subscribers.

•                  Subscriber increase.  Hallmark Channel subscribers increased 7% to 73.3 million as of June 30, 2006, from 68.5 million subscribers as of June 30, 2005.   Subsequent to the end of the quarter, the channel reached 74 million homes, adding a total of over 3 million new subscribers since the beginning of the year.

•                  U.S. ratings success.  For the second quarter of 2006, Hallmark Channel delivered its highest rated quarter in terms of prime time household delivery among all 65 ad-supported cable channels according to Nielsen and achieved its highest rated June to date.  The channel continued to rank among the top ten cable channels in household ratings for both Total Day and Prime Time due in large part to the success of its original movies this quarter.

•                  Key programming acquisition.   In June the Company announced the acquisition of the U.S. rights to a package of 39 feature films from Warner Bros., including the exclusive television premiere of March of the Penguins and Troy.  In addition, the agreement includes the rights to a variety of broadly appealing films, including Miss Congeniality, The In-Laws, Kangaroo Jack and New York Minute.

•                  Film library.  During the second quarter of 2006, the Company retained an investment banking firm to solicit expressions of interest from third parties for the potential purchase of the Company’s film library. As a result of preliminary bids received from third party organizations, management deemed it necessary to review its film asset titles for impairment.  Upon completion of a valuation analysis of the film library, a non-cash impairment of $184.9 million was charged to operations in the second quarter of 2006.

“The fundamentals of our business are strong,” remarked Paul FitzPatrick, Chief Operating Officer of Crown Media.  “We are adding new subscribers even at these high levels of penetration, the appeal of our programming is driving record ratings, and the growth in our advertising revenues reflects the continued success of our programming strategy. The incurrence of the impairment this quarter is a necessary step in monetizing the film library in order to improve our capital structure.

“We have just celebrated the fifth anniversary of the launch of Hallmark Channel.  Over the past five years, we have added more subscribers and more viewers than any other cable network.  We have experienced consistent year-to-year growth for 60 straight months, as well as 20 straight quarters.  Having started this journey as the 37th ranked cable network among all ad-supported channels, we successfully moved up to the top ten for both prime time and total day.  During the month of July, we celebrated a new first when we ranked among the top five cable channels in terms of household delivery during prime time.  This is a company that has successfully overcome the challenges of a crowded marketplace, and will continue to meet the challenges of the future.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $50.5 million for the second quarter of 2006, an 11% increase from $45.7 million for the second quarter of 2005. Subscriber fee revenue in the second quarter increased 52% to $6.4 million, from $4.2 million in the prior year’s quarter, as a result of the ending of free carriage periods during the first and second quarters of 2006 for certain of our domestic distributors.  Advertising revenue increased 14% to $43.5 million during the quarter, from $38.1 million in the second quarter of 2005, reflecting distribution growth, higher ratings for our channels and higher advertising rates. Licensing fees for our film library decreased to $518,000 during the quarter, from $3.2 million in the prior year’s quarter. We had a small amount of library sales in the second quarter of 2006 due to the Company’s consideration of a possible sale of the film assets. Generally, our library sales are condensed in the second half of the year as this coincides with our customers’ scheduling of the upcoming programming schedules.

Crown Media reported revenue of $95.5 million for the six months ended June 30, 2006, an 11% increase from $86.3 million for the prior year’s period. Subscriber fee revenue for the six months ended June 30, 2006, increased 43% to $12.6 million, from $8.8 million in the prior year’s period.  Advertising revenue increased 14% to $81.9 million during the six months ended June 30, 2006, from $72.0 million in the prior year’s period. Licensing fees for our film library decreased to $788,000 during the six months ended June 30, 2006, from $5.3 million in the prior year’s period.

For the second quarter of 2006, cost of services increased to $238.4 million from $55.5 million during the same quarter of 2005. The Company recorded a $184.9 million impairment of its film assets during the three months ended June 30, 2006, based in part upon preliminary bids received from potential buyers of our film assets. (This impairment is explained more in a note to the financial statements in our Form 10-Q for the 2006 second quarter.) Within cost of services, programming expenses increased 20% quarter over quarter to $34.0 million due to our focus on retaining and acquiring higher quality series programming and the related amortization. For the three months ended June 30, 2006, amortization of film assets decreased to $8.3 million from $13.7 million during the same quarter of 2005 primarily due to the reduction in third party licenses of library assets. Subscriber acquisition fee expense was $7.7 million in the second quarter of 2006 versus $8.7 million in same period of 2005 as we fully amortized certain agreements with distributors. Our domestic subscribers increased from 68.5 million at June 30, 2005, to 73.3 million at June 30, 2006. Other cost of services decreased 26% from $4.7 million to $3.5 million for the second quarter of 2006. The Company’s bad debt expense was $2.1 million for the three months ended June 30, 2005, as compared to $355,000 for the three months ended June 30, 2006. Selling, general and administrative expenses decreased to $12.8 million for the three months ended June 30, 2006, from $14.6 million in the year earlier period primarily due to a decrease in compensation expense associated with the Restricted Stock Units partially offset by increases in consulting expenses and audit fees associated with our compliance with Sarbanes-Oxley requirements.  Marketing expenses decreased to $1.1 million for the three months ended June 30, 2006, from $7.4 million in the year earlier period primarily due to the elimination of the Mystery Movie marketing campaign for the Hallmark Channel.

For the six months ended June 30, 2006, cost of services increased 191% to $292.7 million from $100.5 million during the prior year’s period. The Company recorded a $184.9 million impairment of its film assets during the six months ended June 30, 2006, based in part upon preliminary bids received from potential buyers of our film assets. Within cost of services, programming expenses increased 20% period over period to $67.6 million.  For the six months ended June 30, 2006, amortization of film assets decreased to $17.1 million from $19.3 million during the same period of 2005 primarily due to the reduction in third party licenses of library assets for the six months ended June 30, 2006.  Subscriber acquisition fee expense was $15.5 million for the six months ended June 30, 2006, versus $18.2 million in same period of 2005. Other cost of services increased 17% from $6.5 to $7.6 million for the six months ended June 30, 2006.  The Company’s bad debt expense was $1.1 million for the six months ended June 30, 2005, as compared to $1.3 million for the six months ended June 30, 2006. Selling, general and administrative expenses decreased to $21.8 million for the six months ended June 30, 2006, from $26.8 million in the year earlier period.  Marketing expenses decreased to $5.4 million for the six months ended June 30, 2006, from $17.3 million in the year earlier period.

Adjusted EBITDA loss totaled $289,000 for the second quarter of 2006, compared to an Adjusted EBITDA loss of $2.8 million for the same period last year. Cash provided by continuing operating activities totaled $2.0 million for the second quarter of 2006 compared to $84.9 million of cash used in continuing operating activities for the same period last year. The net loss for the three month period ended June 30, 2006 totaled $227.4 million, or $2.17 per share, compared to $56.3 million, or $0.54 per share, in the second quarter of 2005.

Adjusted EBITDA loss totaled $5.8 million for the six months ended June 30, 2006, compared to an Adjusted EBITDA loss of $7.8 million for the same period last year. Cash used in continuing operating activities totaled $18.4 million for the six months ended June 30, 2006 compared to $97.8 million for the same period last year. The net loss for the six month period ended June 30, 2006, totaled $274.7 million, or $2.62 per share, compared to $107.2 million, or $1.03 per share, in the prior year’s period.

Conference Call and Webcast to be Held Wednesday, August 9, 2006 at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results for the three and six months ended June 30, 2006.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Second Quarter Earnings for Crown Media.”  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, August 9, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 75799239.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to 74 million subscribers.  The program service is distributed through 5,300 cable systems and communities as well as direct-to-home satellite services across the country.   In 2005, Crown launched its second 24-hour linear channel, Hallmark Movie Channel.  Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes titles in the U.S. from its award-winning collection of movies, mini-series and films for exhibition in a variety of television media including broadcast, cable, video-on-demand and high definition television.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for 2005 and subsequent 10-Q Reports for quarters in 2006.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  We have revised our calculation of Adjusted EBITDA since our report on 2005 second quarter results so that it follows the definition of EBITDA that was used in our bank credit agreement for a period of time prior to an amendment in May 2006.  The calculation adds back to net loss impairment of film assets, other non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, other non-cash expenses and all cash and non-cash items related to the sale of our international business in April 2005. For this purpose, restricted stock unit compensation and retention program are treated as non-cash items, although they may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure.  See “Selected Second Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure relates to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.  However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation originated from a definition in a bank credit agreement.

For additional information, please contact:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Crown Media Holdings, Inc.

Selected Second Quarter Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Subscriber fees	$6,379	$4,193	$12,611	$8,803
Advertising	43,086	37,635	80,999	70,968
Advertising by Hallmark Cards	463	482	943	1,025
Film asset license fees	518	3,169	788	5,252
Sublicense fees and other revenue	76	213	154	213
Total revenue	50,522	45,692	95,495	86,261
Cost of services:
Affiliate programming	2,846	2,773	5,502	5,688
Non-affiliate programming	31,121	25,640	62,058	50,747
Amortization of film assets	8,279	13,664	17,143	19,345
Impairment of film assets	184,886	—	184,886	—
Subscriber acquisition fee amortization	7,723	8,695	15,513	18,203
Amortization of capital lease	290	290	579	579
Other cost of services	3,211	4,440	7,052	5,947
Total cost of services	238,356	55,502	292,733	100,509
Selling, general & administrative expenses	12,777	14,619	21,807	26,771
Marketing expense	1,111	7,420	5,368	17,250
Depreciation and amortization	803	1,182	1,682	2,532
Loss from continuing operations before interest expense	(202,525)	(33,031)	(226,095)	(60,801)
Interest expense	(24,913)	(17,444)	(46,616)	(34,340)
Loss from continuing operations	(227,438)	(50,475)	(272,711)	(95,141)
Loss from discontinued operations	—	(4,431)	—	(10,672)
Gain from sale of discontinued operations	(8)	(1,349)	154	(1,349)
Loss before cumulative effect of change in accounting principle	(227,446)	(56,255)	(272,557)	(107,162)
Cumulative effect of change in accounting principle	—	—	(2,099)	—
Net loss	$(227,446)	$(56,255)	$(274,656)	$(107,162)
Net loss per share	$(2.17)	$(0.54)	$(2.62)	$(1.03)
Weighted average shares outstanding	104,788	104,551	104,788	104,542

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of June 30,	As of December 31,
	2006	2005

ASSETS

Cash and cash equivalents	$10,823	$15,926
Accounts receivable, less allowance for doubtful accounts of $2,420 and $1,565, respectively	58,170	65,935
Program license fees - affiliates	8,291	2,656
Program license fees - non-affiliates	102,389	106,542
Receivable from RHI affiliate	1,024	1,815
Receivable from buyer of international business	44	422
Prepaid and other assets	5,192	6,051
Prepaid program license fee assets	33,966	30,377
Total current assets	219,899	229,724
Accounts receivable	5,946	9,101
Program license fees - affiliates	9,447	5,036
Program license fees - non-affiliates	198,285	222,861
Film assets, net	179,212	380,322
Subscriber acquisition fees, net	61,084	80,594
Property and equipment, net	17,064	18,560
Goodwill	314,033	314,033
Prepaid and other assets	12,576	13,595
Total assets	$1,017,546	$1,273,826

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of June 30,	As of December 31,
	2006	2005

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Accounts payable and accrued liabilities	$27,272	$29,876
Accrued restricted stock units	1,332	9,299
Subscriber acquisition fees payable	2,259	12,238
License fees payable to affiliates	6,679	2,730
License fees payable to non-affiliates	27,385	50,460
Payables to RHI affiliates	—	755
Payables to affiliates	13,089	12,071
Payable to buyer of international business	5,148	10,050
Interest payable	108	169
Capital lease obligations	642	612
Deferred revenue	1,498	1,149
Deferred credit from transition services agreement	1,323	1,323
Total current liabilities	86,735	130,732
Accrued liabilities	25,184	24,427
License fees payable to affiliates	2,035	586
License fees payable to non-affiliates	192,474	186,268
Line of credit and interest payable to HC Crown	89,658	86,309
Line of credit and interest payable to Hallmark Cards affiliate	72,000	—
Payable to Hallmark Cards affiliate	—	70,000
Payable to buyer of international business	6,640	8,395
Senior unsecured note to HC Crown, including accrued interest	534,761	509,386
Credit facility	225,000	210,000
Note and interest payable to Hallmark Cards affiliate	140,377	135,187
Capital lease obligations	15,842	16,170
Company obligated mandatorily redeemable preferred interest	15,510	14,537
Deferred credit from transition services agreement	4,050	5,018
Total liabilities	1,410,266	1,397,015
Commitments and contingencies
STOCKHOLDERS’ EQUITY (DEFICIT)
Class A common stock, $.01 par value; 200,000,000 shares authorized; 74,117,654 shares issued and outstanding as of both June 30, 2006 and December 31, 2005	741	741
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of both June 30, 2006 and December 31, 2005	307	307
Paid-in capital	1,428,940	1,423,815
Accumulated deficit	(1,822,708)	(1,548,052)
Total stockholders’ equity (deficit)	(392,720)	(123,189)
Total liabilities and stockholders’ equity (deficit)	$1,017,546	$1,273,826

Crown Media Holdings, Inc.

Selected Second Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net loss	$(227,446)	$(56,255)	$(274,656)	$(107,162)
Loss from discontinued operations	—	4,431	—	10,672
Gain on sale of discontinued operations	8	1,349	(154)	1,349
Cumulative effect of change in accounting principle	—	—	2,099	—
Amortization of film assets	8,279	13,664	17,143	19,345
Impairment of film assets	184,886	—	184,886	—
Subscriber acquisition fee amortization expense	9,885	12,120	19,841	24,838
Depreciation and amortization	1,093	1,472	2,261	3,111
Interest expense	24,913	17,444	46,616	34,340
Restricted stock unit compensation	(1,907)	2,824	(3,820)	5,229
Amortization of certain program license fees	—	113	—	514

Adjusted earnings before interest, taxes, depreciation amortization and discontinued operations	$(289)	$(2,838)	$(5,784)	$(7,764)

Programming and other amortization	33,706	28,167	67,073	56,640
Provision for allowance for doubtful account	355	2,063	1,271	1,117
Changes in operating assets and liabilities:
Additions to program license fees	(14,357)	(19,226)	(49,756)	(85,229)
Additions to subscriber acquisition fees	90	(2,933)	(331)	(4,426)
Change in subscriber acquisition fees payable	(1,925)	(22,843)	(9,979)	(25,278)
Interest paid	(4,946)	(3,334)	(9,234)	(8,295)
Changes in other operating assets and liabilities, net of adjustments above	(10,664)	(64,002)	(11,650)	(24,570)
Net cash provided by (used in) continuing operating activities	$1,970	$(84,946)	$(18,390)	$(97,805)

Crown Media Holdings, Inc.

Selected Second Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net cash provided by (used in) continuing operating activities	$1,970	$(84,946)	$(18,390)	$(97,805)
Net cash provided by (used in) investing activities	(2,506)	215,826	(6,528)	215,578
Net cash provided by (used in) financing activities	4,849	(130,495)	19,815	(109,252)
Net cash used in discontinued operations	—	(9,561)	—	(15,053)
Net (decrease) increase in cash and cash equivalents	4,313	(9,176)	(5,103)	(6,532)
Cash equivalents, beginning of period	6,510	14,746	15,926	12,102
Cash equivalents, end of period	$10,823	$5,570	$10,823	$5,570